EXHIBIT 99.1

                        REPORT OF INDEPENDENT AUDITORS

To the Board of Directors and Shareholders of Premark International, Inc.:

In our opinion, the consolidated financial statements as of and for each of the two years in the period ended December 28, 1996 (listed in the financial table of contents appearing on page 35 of this Form 10-K Annual Report under the heading "Financial Statements") present fairly, in all material respects, the financial position, results of operations and cash flows of Premark International, Inc. and its subsidiaries as of and for each of the two years in the period ended December 28, 1996, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above. We have not audited the consolidated financial statements of Premark International, Inc. for any period subsequent to December 28, 1996.


PRICE WATERHOUSE LLP

Chicago, Illinois
February 14, 1997